Exhibit 8(cc)(2)

Amendment of Agreement (Confidential Information)

CONFIDENTIAL INFORMATION AGREEMENT

This Confidential Information Agreement (“Agreement”) is made by and between Federated Securities Corp. (“FSC”), Federated Shareholder Services Company (“FSSC”), as agent for the Funds, (collectively “Federated”) on one hand, severally and not jointly, and Transamerica Advisors Life Insurance Company, (“TALIC”), and Transamerica Advisors Life Insurance Company of New York, (“TALICNY”), (collectively “Transamerica Advisors Life Insurance Company”) on the other hand, severally and not jointly, as of the date last written below (the “Effective Date”).

Confidential Information.

In connection with the Federated Fund sales and/or services agreements currently in place between the parties (the “Services Agreements”), each party acknowledges that in order to perform the duties called for in the Services Agreements, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of the Services Agreements. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order, or regulatory examiner request.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all direct, reasonable costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative w.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

Date:	March 1, 2012

EEDERATED SECURITIES CORP.

By:	/s/ Thomas E. Territ
Name:	Thomas E. Territ
Title:	President, Federated Securities Corp.

Date:	2/27/12

FEDERATED SHAREHOLDER SERVICES COMPANY

By:	/s/ Robert J. Wagner
Name:	Robert J. Wagner
Title:	Vice President, Federated Shareholder Services Company

Date:	2-24-12

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